Exhibit 99.1

FOR IMMEDIATE RELEASE: SEPTEMBER 10, 2004

LEGGETT & PLATT SUMMARIZES PRIORITIES AND GUIDANCE

Carthage, MO, September 10, 2004 —

•	The company’s first priority remains to achieve double-digit earnings and sales growth.

•	After funding growth and dividends, remaining cash flow will likely go to repurchase stock.

•	Net debt-to-cap, currently 23%, should gradually increase to approximately 30%.

•	Significant long-term EPS growth anticipated, independent of expansion or acquisitions.

•	No change to 3Q or full year guidance.

In advance of its September 14 Investor Day, diversified manufacturer Leggett & Platt (NYSE: LEG) summarized its goals, priorities, and earnings guidance. Leggett’s long-term financial goals include: i) double-digit earnings and sales growth; ii) return-on-equity in the high teens; iii) net debt-to-capitalization of 30% - 40%; iv) annual dividend increases; and v) top quartile performance versus peers.

Profitable growth continues to be the company’s top priority. Long-term earnings per share (EPS) growth is anticipated to average 15% annually, from a combination of double-digit sales growth, margin improvement, and possible reduction in share count. Leggett is targeting 10% - 15% annual sales growth over the long term, with an increased emphasis on internal expansion expected to yield 4% - 6% average organic sales growth. The balance of sales increases will flow from the company’s acquisition program.

Cash flow will continue to be used first to finance growth and increase the dividend. Remaining funds will likely go toward repurchasing the company’s stock. Since the company plans to maintain its current acquisition strategy and rigorous screening criteria, it is likely there will be years when only a modest volume of acquisitions is concluded. In those years, the company expects to use excess cash flow to repurchase its stock. In August, the Board of Directors authorized the company’s purchase of up to 10 million shares of Leggett stock annually. The amount of cash actually available to repurchase stock will fluctuate (with earnings, capital spending, and the pace of acquisitions), and no specific repurchase schedule has been established.

Over the next few years Leggett plans to gradually increase leverage back to the company’s long-standing target of 30% - 40% of capitalization, while maintaining its decade-long “single A” debt rating. Net debt-to-cap is currently at 23%, the lowest in almost a decade. Leggett sees benefit to modestly increasing debt, and little risk given the company’s competitive position and consistently strong cash flow. The company expects to increase its shelf registration back to the $500 million level within the next year.

Independent of any asset base expansion, the company sees opportunity for EPS to grow significantly over the next few years. Potential for such EPS growth stems from five areas: utilizing the existing $300 million in spare production capacity, returning Commercial segment margins to the 13% - 14% range, eliminating or restructuring remaining underperforming operations, reducing costs via various purchasing and other initiatives, and possible share count reduction. In addition, as the company enlarges its asset base (via internal growth or acquisitions), the ensuing sales growth should further enhance EPS.

The company reiterated its sales and earnings guidance issued on July 21. Full year earnings are still anticipated to be between $1.35 and $1.45 per share, on 8% - 11% organic sales growth. Third quarter earnings are expected to be 38 - 43 cents per share, with double-digit organic sales growth. Though guidance remains unchanged, the company noted that volatile steel prices are increasing the variability of quarterly earnings. For the past nine weeks prices for scrap steel have been approximately 50%, or $80-100 per ton, higher than in June, but have moderated slightly in the last few days. In addition, depending upon where steel prices settle at year’s end, the LIFO reserve adjustment, currently estimated at $82 million for the year, could change.

Leggett will host an Investor Day on September 14, beginning at 8:00 a.m. (Eastern). A webcast of the event, and copies of the presentation slides, will be accessible from the company’s website. Leggett’s third quarter results will be released after the market closes on Thursday, October 21, 2004, with a conference call at 9:00 a.m. (Eastern) on Friday, October 22.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 121-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (90-fold growth via 33 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including overfunded aggregate pension plans, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.